For Immediate Release	Contact: Investor Relations Nikki Sacks 212-753-2138

PRIMEDIA UPDATES FULL YEAR 2007 GUIDANCE

~ Announces third quarter 2007 earnings release and conference call date ~

Norcross, GA, October 15, 2007 – PRIMEDIA Inc. (NYSE: PRM), the #1 publisher and distributor of free consumer guides in the United States, today announced that it is updating its guidance for 2007. The Company now estimates full year revenue growth of flat to low single digits and anticipates that full year Adjusted EBITDA, or earnings before interest, taxes, depreciation, amortization, non-cash compensation and provision for restructuring costs, formerly referred to as Consumer Guides Segment EBITDA, will be approximately flat compared to 2006.

The Company estimates that its largest business, Apartment Guide and ApartmentGuide.com, will continue to deliver sequential quarterly revenue growth in 2007, and full year revenue exceeding original expectations. The Company continues to expect revenue for this business for the full year to decline compared to 2006.

The Company also continues to expect full year revenue growth compared to 2006 across all of the Company’s other businesses, except Auto Guide, but now estimates that this revenue growth will be at a slower rate than originally expected. The Company anticipates that this slower rate of growth will be due primarily to:

•

New Home Guide - a decrease in advertising spend by many new home builders, particularly those with developments located in Midwest and Northeast markets, as these builders attempt to address the difficult mortgage environment, declining home prices, and high inventory levels;

•	Rentals.com - delays in filling vacancies in its sales force; and
•	DistribuTech - customers who publish within the resale home sector scaling back or ceasing operations. The Company does not own resale home publications.

In addition, the Company estimates an increase in expenses for 2007, exceeding original expectations, primarily due to investments made to expand the Company’s proprietary distribution network by approximately 2,000 retail locations and extend its relationship with a national grocery chain. This increase in expenses also arises out of the Company’s need to staff fully its Apartment Guide and Rentals.com sales forces, as well as increased targeted marketing expenditures. These expenses are expected to be offset partially by company-wide cost cutting initiatives.

PRIMEDIA will release results for the third quarter after the market closes on November 6, 2007 to be followed by a conference call at 5:00 p.m. (Eastern Time). The call may be accessed live over the phone by dialing (888) 211-0193, or for international callers, (913) 312-0704. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.primedia.com.

About PRIMEDIA Inc.

PRIMEDIA Inc., through its Consumer Source Inc. subsidiary, engages in the publishing and distribution of free consumer guides in the United States. Its free consumer publications primarily include Apartment Guide, Auto Guide, and New Home Guide. The company markets its products through its proprietary distribution network in approximately 60,000 locations. PRIMEDIA also owns and operates Web sites, including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com, and Rentals.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, and numerous factors, including those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those indicated in these forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

2